Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Directors of Exchange Traded Concepts, LLC, as the Administrative Sponsor, and the Audit Committee Established for Perth Mint Physical Gold ETF:

We consent to the incorporation by reference in the registration statements (No. 333-224389 and No. 333-232065) on Form S-1 of Perth Mint Physical Gold ETF of our report dated March 13, 2020, with respect to the statements of assets and liabilities of Perth Mint Physical Gold ETF, including the schedules of investments, as of December 31, 2019 and 2018, the related statements of operations and changes in net assets for the year ended December 31, 2019 and for the period July 26, 2018 (commencement of operations) to December 31, 2018, and the related notes (collectively, the financial statements) and the financial highlights for the year ended December 31, 2019 and for the period July 26, 2018 to December 31, 2018, which appears in the December 31, 2019 annual report on Form 10-K of Perth Mint Physical Gold ETF. We also consent to the reference to our firm under the heading “Experts” in the above noted registration statements.

/s/ KPMG LLP

Columbus, Ohio
March 13, 2020